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                                                                     EXHIBIT 4.3

                 AMENDED AND RESTATED RIGHTS AGREEMENT AMENDMENT

         THIS AMENDED AND RESTATED RIGHTS AGREEMENT AMENDMENT (this "Amendment") is entered into as of May 8, 2002, by Pemstar Inc. (the "Company") and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the "Rights Agent"), with respect to the Rights Agreement dated as of August 11, 2000, between the Company and the Rights Agent, as amended to date (the "Rights Agreement").

         WHEREAS, no Person has become an Acquiring Person, as such terms are defined in Section 1 of the Rights Agreement;

         WHEREAS, no Distribution Date, as defined in Section 3(a) of the Rights Agreement, has occurred;

         WHEREAS, the Company amended the Rights Agreement on May 3, 2002 to change the definition of Exempt Person;

         WHEREAS, the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 27 of the Rights Agreement; and

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

         (1) The definition of "Exempt Person" set forth in Section 1 of the Rights Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

         "`Exempt Person' shall mean the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan. Any underwriter participating in the initial public offering of the Company's Common Shares shall also be an Exempt Person until the date any such underwriter owns less than 15% of the Company's Common Shares. Exempt Person shall also mean the investors listed on the Schedule of Buyers (individually "the Investor", and collectively the "Investors") attached to the Securities Purchase Agreement, dated as of May 3, 2002, by and among the Company and the Investors (the "Securities Purchase Agreement"), unless and until such time as such Investor (A) directly or indirectly becomes the Beneficial Owner of Common Shares other than Common Shares received (i) as a result of any conversion or redemption of any convertible notes issued by the Company pursuant to the Securities Purchase Agreement, (ii) upon exercise of warrants issued by the Company pursuant to the Securities Purchase Agreement, (iii) upon the payment of interest owed on the convertible notes in Common Shares,
         (iv) otherwise pursuant to such Securities Purchase Agreement or (v) upon exercise of warrants to be issued by the Company pursuant to that certain letter agreement, dated May 8, 2002 between the Company and the Investors or (B) participates in any group within the meaning of
         Section 13(d)(3) of the Exchange Act unless such group has publicly stated that such ownership is for investment purposes only."

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         (2) This Amendment amends and restates the May 3, 2002 amendment to the
Rights Agreement.

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         IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

PEMSTAR INC.                                WELLS FARGO BANK MINNESOTA, N.A.,
                                            AS RIGHTS AGENT


By: /s/ Allen J. Berning                    By: /s/ Claudine Anderson
    --------------------------------            -------------------------------
    Name:  Allen J. Berning                     Name:  Claudine Anderson
    Title: Chairman, Chief Executive            Title: Officer
           Officer and President



























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